May 4, 2011 (PR Newswire) --

BOTHELL, Wash., May 4, 2011 /PRNewswire/ --

Chris D’Couto

President and CEO

We believe that the Second Quarter of 2011 has provided us with a bright future. During the course of the second quarter, we have begun to renew commercial interest in our products and as we transition into our third quarter, are working to fully implement our go to market strategy, which consists of both product development and licensing. We are working diligently to ensure that 2011 will be a year that marks the sustained launch of the Company in the market and will serve as the foundation of our future growth. The intent of this letter is to update you on the Company and address specific questions that we have received during this period.

During the past several months, Neah Power Systems has announced various relationships in the defense and transportation markets, a key part of our first phase of growth. Key agreements include:

•	Collaboration with a large U.S. Defense Supplier

•	Electric Car Company, with incorporation of our fuel cells into four-wheel electric hybrid vehicles

•	EKO Vehicles, a leading electric scooter company in India

•	Hobie Cat, a leading sailboat and kayak company

We continue to have discussions for a variety of consumer applications incorporating our fuel cells. We believe that the discussions are the result of the awards and recognition that the Company received in 2010. Some notable examples include the 2010 Best of What's New™ Popular Science, which is one of its most prestigious awards in technology. In addition, we were a 2010 finalist in the Washington Technology Industry Achievement Awards and Neah's CEO was invited to present at various forums, including most recently the 2011 Japan Fuel Cell Expo.

Many technology offerings have early significant breakthroughs, often coupled with serious challenges. For example almost all other portable fuel cells, first or second generation, are PEM (Proton Exchange Membrane) based. These membranes have short lifetimes and are negatively impacted if they operate in high or low humidity. Contamination can affect their performance, and they can be very expensive to manufacture. In contrast, we believe that because our fuel cells are silicon-based (same technology that is used in the manufacture of computer chips), they have approximately 2 1/2 times the power density (power per unit area) of a PEM, and can be manufactured in high volumes at low cost using existing computer chip manufacturing capacity. Furthermore, we believe that the Neah fuel cell is suited to operate without air ("anaerobic" operation). This unique capability makes us an attractive solution for automobiles, trucks, two wheelers, forklifts, electric scooters (EKO Vehicles), four wheeler applications (Electric Car Company) and water-based transportation (Hobie Cat). These are hybrid implementations where a fuel cell can be used to continually charge a battery which in turn powers a vehicle's motor.

As we move beyond the first half of our fiscal year 2011, we are actively packaging our technology and building a series of offerings in:

•	Licensing

•	Product Development

•	Prototype Development

•	Engineering Support

Our goal is to complete several licensing arrangements through the thoughtful development of our sales and marketing activities before the close of this fiscal year, and, furthermore, working in concert with several specialty manufacturers to design and develop prototype systems based on our fuel cell systems.

Our goal through the balance of our fiscal year and indeed through the end of calendar year 2011 is to leverage the hard work of the past eight years to provide a solid foundation for our future. The prototypes are complete and we now move to the implementation and distribution phase of our growth. This is a dynamic time for Neah, with new faces, new markets and new products. With careful management and planning we believe that Neah is well positioned to meet the challenges and opportunities of the future.

Thank you for your continued support of Neah Power and the Company's management team.

Company Contact:
Stephen Wilson
Neah Power Systems
info@neahpower.com
425-424-3324

About Neah Power

Neah Power Systems, Inc. (NPWZ.OB) is developing long-lasting, efficient and safe power solutions for the military, transportation, and for portable electronics. Neah uses a unique, patented, silicon-based design for its micro fuel cells that enable higher power densities, lower cost and compact form-factors. The company's micro fuel cell system can run in aerobic and anaerobic modes. Neah believes that the technology can also be used for energy storage and generation.

Further company information can be found at www.neahpower.com.

Forward-Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See Neah Power System's Form 10-K for the fiscal year ended September 30, 2010 for a discussion of such risks, uncertainties and other factors. These forward-looking statements are based on management's expectations as of the date hereof, and the company does not undertake any responsibility to update any of these statements in the future

SOURCE Neah Power Systems, Inc.

Source: PR Newswire (May 4, 2011 - 9:21 AM EDT)

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